Exhibit 10.5

AMENDMENT NO. 1 TO
PROMISSORY NOTE
THIS AMENDMENT NO. 1 TO PROMISSORY NOTE (this “Amendment”) is made as of June 12, 2017 by and among Celularity, Inc., a Delaware corporation (the “Borrower”) and Sorrento Therapeutics, Inc., a Delaware corporation (“Lender”).
RECITALS
A.Borrower has previously issued to Lender that certain Promissory Note, dated as of October 31, 2016, in the original principal amount of up to $10,000,000 (the “Note”).
B.    As of immediately prior to the effectiveness of this Amendment, Lender has loaned to Borrower an aggregate of $7,000,000 pursuant to the Note.
C.    Pursuant to Section 16 of the Note, the Note may be amended upon the written consent of the Borrower and Lender.
D.    Borrower and Lender now desire to amend Section 4 of the Note.
E.    Concurrent with the execution and delivery of this Amendment, Borrower, Lender and TNK Therapeutics, Inc., are entering into that certain Contribution Agreement dated as of even date hereof (the “Contribution Agreement”).
NOW THEREFORE, in consideration of the foregoing recitals and the mutual agreements contained herein, Borrower and Lender, intending to be legally bound, hereby agree as follows:
1.Definitions; Construction. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Note. References in the Note to “this Note” (and indirect references such as “hereunder”, “hereby”, “herein” and “hereof”) shall be deemed to be references to the Note as amended hereby.
2.    Amendment to Section 1 of the Note. Section 1 of the Note is hereby amended and restated to read as follows:
“Principal and Interest. For value received, as herein provided, Celularity Inc., a Delaware corporation (“Borrower”) promises to pay to Sorrento Therapeutics, Inc., a Delaware corporation (“Lender”), the principal sum of up to $10,000,000, subject to the terms herein. On October 31, 2016, Lender advanced $5,000,000 as principal to Borrower and, on May 31, 2017, Lender advanced an additional $2,000,000 as principal to Borrower (collectively, the “Initial Loan”). No later than the first business day immediately following the date Borrower and

Lender execute and deliver a contribution agreement in substantially the form agreed to by Borrower and Lender as of June 12, 2017 (such deadline, the “Execution Date”), Lender shall loan to Borrower an additional $1,000,000 (the “Subsequent Loan”), provided there is not any uncured Event of Default (as defined below) as of the Execution Date. Furthermore, by July 3, 2017, Lender shall loan to Borrower an additional $2,000,000 (or such lesser amount so that the aggregate amount advanced by Lender under this Note after giving effect to such loan totals $10,000,000) (the “Final Loan” and collectively with the Initial Loan and the Subsequent Loan, the “Loan”), provided that there is not then any uncured Event of Default. Interest shall accrue on the Initial Loan, the Subsequent Loan and the Final Loan, as applicable, from the date of such advance at a per annum rate equal to the lesser of (i) 10.0% and (ii) the maximum interest rate permitted by law.”
3.    Amendment to Section 4 of the Note. The first sentence of Section 4 of the Note is hereby amended and restated as follows:
“The Loan, and all amounts owing by Borrower pursuant to this Note shall automatically be deemed forgiven, discharged, cancelled and satisfied in full (and no further amounts shall thereupon be owing by Borrower pursuant to this Note), upon the first to occur of the following events (provided that no Event of Default shall have previously occurred): (i) Borrower raises or receives at least $90 million in gross proceeds after the initial date of issuance of this Note based on the Initial Loan (the “Issue Date”) and on or prior to the one-year anniversary of the Issue Date (the “Deadline”), excluding proceeds from the Loan, through (a) the sale of capital stock of Borrower in one or more private placement capital- raising transactions, (b) one or more strategic transactions, or (c) a combination of transactions set forth in clauses (a) and (b), or (ii) ) Borrower consummates a firm commitment underwritten initial public offering of common stock of Borrower on or before the Deadline in which Borrower is valued as of immediately prior to the IPO, based on an initial offering price to the public in the IPO, at $1 billion or more; in either case provided that, as of immediately following such forgiveness, the shares of preferred stock of Borrower held by Lender and/or TNK Therapeutics, Inc., a subsidiary of Lender (“TNK”), represents at least 25.0% of Borrower’s outstanding shares of capital stock, calculated in the same manner that the Celularity Shares (as defined in the Contribution Agreement) to be issued pursuant to the Contribution Agreement are to be calculated.”
4.    Amendment to Section 14(d) of the Note. Section 14(d) of the Note is hereby amended and restated as follows:

“Henry Ji, Ph.D., David Deming and Jaisim Shah have been, on or before June 2, 2017, appointed to Borrower’s Board of Directors (the “Board”) and each committee of the Board (the “Designation Right”), in each case to serve until the later to occur of (I) the date immediately prior to the date of the consummation of Borrower’s first firm commitment underwritten public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, and (II) the date this Promissory Note is repaid in full or no longer outstanding (such later date, the “Termination Date”); provided that the Designation Right shall terminate in the event the contribution of TNK Therapeutics, Inc. (“TNK”) to Borrower (or one of Borrower’s affiliates) is not consummated within ninety (90) days following the date Celgene Corporation completes its entire contribution of the assets to Borrower in accordance with that certain Non-Binding Term Sheet, made as of September 8, 2016, by and between Celularity, Inc. and Celgene (in the form provided to Lender on October 16, 2016).”
5.    Amendment to Section 15 of the Note. Section 15 of the Note is hereby amended and restated as follows:
“Covenants. For as long as Lender holds the Designation Right, Borrower covenants that Borrower shall (a) appoint to the Board and each current and future committee of the Board the three individuals designated by Lender in writing to Borrower, including any replacement or successor to any of the foregoing designees of Lender (each, a “Borrower Designee”) and (b) maintain the authorized number of members of the Board at no more than ten members. Henry Ji, Ph.D., David Deming and Jaisim Shah are the initial Borrower Designees.”
6.    Miscellaneous. Except as specifically set forth herein, all of the terms and provisions of the Notes shall remain unchanged, unmodified and in full force and effect, and each of the Notes shall be read together with and construed with this Amendment. This Amendment may be executed in any number of counterparts, all of which when taken together shall constitute one and the same amendatory instrument and any of the parties hereto may executed this Amendment by signing one counterpart. Any signature page delivered by facsimile or e-mail transmission of images in Adobe PDF or similar format shall be binding to the same extent as an original signature page.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to Promissory Note as of the date first written above.

BORROWER:	LENDER:
Celularity, Inc.	Sorrento Therapeutics, Inc.
By: /s/ Robert Hariri Name: Robert Hariri Its: Chief Executive Officer	By: /s/ Henry Ji, Ph.D. Name: Henry Ji, Ph.D. Its: President & Chief Executive Officer

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO PROMISSORY NOTE]